Exhibit 3.5

Certificate of Amendment of the Corporation’s Certificate of Incorporation

CERTIFICATE OF AMENDMENT

OF

THE CERTIFICATE OF INCORPORATION

OF

WAVE SYNC CORP.

Wave Sync Corp. (the “Corporation”), organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”) does hereby certify:

2.           Article FOURTH of the Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) is hereby amended by deleting Article FOURTH in its entirety and replacing it with the following:

“4.         The aggregate number of shares of capital stock that the Corporation will have the authority to issue is one hundred million (100,000,000) shares of common stock, par value $0.001 per share (the “Common Stock”).

(a)           Reverse Stock Split.  Without regard to any other provision of this Certificate of Incorporation, each twenty shares of Common Stock of the Corporation, either issued and outstanding or held by the Corporation as treasury stock, immediately prior to the time this amendment becomes effective shall be and is automatically reclassified and changed (without any further act) into one (1) fully paid and nonassessable share of Common Stock of the Corporation without increasing or decreasing the amount of stated capital or paid-in surplus of the Corporation, provided that no fractional shares or scrip representing fractions of a share will be issued as a result of the reverse stock split, but, in lieu thereof, each fraction of a share that any stockholder would otherwise be entitled to receive as a result of the reverse stock split will be rounded up to the nearest whole share.”

3.           This amendment of the Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Corporation has caused this certificate to be signed this [       ] day of [         ] 2015.

WAVE SYNC CORP.

By:	/s/ Mei Yang
Name:	Mei Yang
Title:	Chief Executive Officer